Exhibit 10.40

September 23, 1998

Mr. John A. Marsalisi
Chief Financial Officer
First Aviation Services Inc.
15 Riverside Avenue
Westport, CT  06880-4214

Re: ENGAGEMENT LETTER between First Equity Development Inc. and its affiliate, FED Securities Inc. and First Aviation Services Inc.

Dear Mr. Marsalisi:

This letter will confirm the terms and conditions by which First Equity Development Inc. and its affiliate, FED Securities Inc. (collectively "First Equity"), with offices at 15 Riverside Avenue, Westport, Connecticut, has been engaged to serve as investment counselor and financial advisor to First Aviation Services Inc. ("FAvS" or the "Company").

The undersigned hereby agree to the following terms and conditions:

1. Engagement Agreement. FAvS does hereby engage First Equity as investment counselor and financial advisor for the purpose of locating possible acquisitions and/or mergers, (hereinafter referred to as "Acquisitions"), negotiating such Acquisitions, assisting in locating lenders for appropriate credit facilities, negotiating the credit facilities, providing advice and support for the implementation of such credit facilities, (hereinafter referred to as the "Financing") and for the possible divestment of certain assets (hereinafter referred to as "Divestment"). The Company agrees to refer all proposals and inquiries with respect to any potential Acquisition, Financing and/or Divestment to First Equity. Execution of this agreement by both parties reconfirms First Equity's authorization to proceed.

2. Services Provided. The specific services that First Equity will continue to provide throughout this assignment will vary depending upon specific needs and market conditions.

      First Equity believes that several aspects of its role will be particularly important in assisting in the completion of Acquisitions, Financings and Divestments; these include, but are not limited to, the following: valuation analysis, assistance with due diligence, development of a strategy to identify potential targets, lenders, investors, and acquirors, and negotiation of transactions. First Equity will manage the day to day aspects of the transactions, bringing in FAvS management at appropriate points in the negotiations and discussions to make decisions, thus allowing FAvS management to focus on operating the Company's business.

FAvS Engagement Letter
September 23, 1998
Page 2


3. Term. Subject to the payment obligations set forth in Section 4 below, this Agreement shall be considered effective as of September 1, 1998, and shall remain in full force and effect until February 1, 2000, unless otherwise amended or terminated as described in Paragraph 6.

4.    Compensation.

      (a) All reasonable out-of-pocket expenses incurred by First Equity, including but not limited to transportation, food, lodging, applicable sales taxes, etc., in the performance of the services to be rendered hereunder, shall be borne by FAvS and reimbursed to First Equity. First Equity makes it a practice of keeping its clients' expenses to a minimum, while at the same time providing its professionals with a productive working environment.

      (b) During the Term of this Agreement, First Equity will receive a retainer of thirty thousand dollars in U.S. funds (US $30,000) per month (hereinafter referred to as "Retainer"). In recognition of services previously provided, the Retainer shall be determined by reference to February 1, 1998.

      (c) In the event that FAvS or any of its subsidiaries or affiliates consummates a Financing, an Acquisition or a Divestment (hereinafter referred to as the "Closing") and if such agreement shall occur during the Term of this Agreement as set forth in Paragraph 3 or within Six (6) months from the end of the Term, then, upon the Closing, First Equity shall be entitled to a fee ("Success Fee") payable in cash in U.S. dollars at the Closing. The amount of the Success Fee shall be subject to negotiation between First Equity and FAvS, and subject to the approval of the independent members of the FAvS Board of Directors.

      (d) The Success Fee shall be reduced by the amount of the Retainer paid during the prior twelve months, unless deducted on a prior transaction, however, under no circumstances shall the Retainer deducted exceed $360,000.

      In the event of an Acquisition or a Divestiture, the Success Fee will be based on total consideration which will be deemed to include, but not be limited to, the total value of the equity as determined by the final purchase price paid for the equity of the Acquisition or Divestiture plus any debt assumed by the acquiror.

      In the event that the event is a Financing, then the Success Fee will be based on the total credit facility issued to FAvS or any of its subsidiaries or affiliates, excluding affiliates that only relate to First Equity.

FAvS Engagement Letter
September 23, 1998
Page 3


5. Relationship. Nothing herein shall be deemed to constitute an employment or agency relationship between First Equity and FAvS. Nevertheless, nothing contained herein shall be deemed to preclude the creation of such relationship by separate agreement of the parties, in writing, for a particular purpose. Except as expressly agreed to in writing, First Equity shall not have the authority to obligate, bind or commit FAvS in any manner whatsoever.

      Recognizing that transactions of the type contemplated in this engagement sometimes result in litigation, and that First Equity's role is advisory, FAvS agrees to indemnify First Equity (including its affiliated entities and its officers, directors, agents, employees and controlling persons) to the full extent lawful against claims, losses and expenses incurred (including the expense of investigation, preparation and reasonable fees and disbursements of First Equity and such persons' counsel) arising out of First Equity's engagement as per this letter, and if indemnification were for any reason not to be available, to contribute to the settlement, loss or expenses involved in the proportion that FAvS' economic interest bears to First Equity's economic interest in any transaction. However, such indemnification and contribution shall not apply to any claim, loss or expense which arises from First Equity's gross negligence or willful misconduct in the performance of its services hereunder or which relate to matters not envisioned by this letter.

      First Equity shall use due care to avoid any litigation or claims relating to First Equity's services hereunder. In the event of such claim or litigation, First Equity shall immediately notify the Chief Executive Officer of FAvS in writing, and shall cooperate and assist FAvS in the defense and/or settlement of same. FAvS' obligation to indemnify First Equity is conditioned upon such cooperation and assistance and FAvS shall have the complete right to defend or settle any such indemnified claims and/or litigation. First Equity may elect to have separate legal representation at First Equity's expense.

6. Assignment, Amendment and Termination. This Agreement shall not be assignable by either party except to successors to all or substantially all of the business of either. Further, this Agreement shall not be amended or terminated by either party for any reason whatsoever except with 30 days written notice and with the prior written consent of the other party, which consent may not be arbitrarily withheld by the party whose consent is required. However, should FAvS terminate this Agreement prior to February 1, 2000, FAvS would be liable for any Retainers due but unpaid, any out of pocket expenses that are due and unpaid as well as for any Success Fees payable as per the terms defined in Section 4c.

FAvS Engagement Letter
September 23, 1998
Page 4


7. Contract Interpretation. This Agreement is subject to, and will be interpreted, in accordance with the laws of the State of Connecticut.

ACCEPTED AND APPROVED BY:

  /s/ John A. Marsalisi                            /s/ Aaron P. Hollander
  ---------------------                            ----------------------
  John A. Marsalisi                                Aaron P. Hollander
  Chief Financial Officer                          Managing Director
  First Aviation Services Inc.                     First Equity Development Inc.

AH/mef